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                                                                     EXHIBIT 5.1

                  [Letterhead of Cairncross & Hempelmann, P.S.]



                                  June 29, 2000



Timeline, Inc.
3055 - 112th Avenue N.E., Suite 106
Bellevue, Washington 98004

         Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

               We have acted as counsel to Timeline, Inc. in connection with the preparation of a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, which the Company is filing with the Securities and Exchange Commission with respect to an aggregate of 300,000 shares of Common Stock currently issued and outstanding (the "Shares") which may be offered for sale from time to time by one of the Company's shareholders identified in the Registration Statement. We have examined documents as we have deemed necessary for the purpose of this opinion.

               Based upon and subject to the foregoing, we are of the opinion that the Shares were duly authorized and validly issued, and are fully paid and nonassessable.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto. In giving such consents, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

                                           Very truly yours,

                                          /s/ CAIRNCROSS & HEMPELMANN, P.S.